Exhibit 99.1

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley, Chief Financial Officer	Joseph N. Jaffoni
Beasley Broadcast Group, Inc.	JCIR
239/263-5000; email@bbgi.com	212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP DECLARES QUARTERLY

CASH DIVIDEND OF $0.045 PER SHARE

Board of Directors Approves the Repurchase of Up to $1 Million

of the Company’s Common Stock

NAPLES, Florida, May 28, 2015 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI) (“the Company”), a large- and mid-size market radio broadcaster, announced today that its Board of Directors declared a quarterly cash dividend of $0.045 per share of its Class A and Class B common stock. The dividend is payable on July 10, 2015, to shareholders of record on June 30, 2015.

While the Company intends to pay regular quarterly cash dividends for the foreseeable future, all subsequent dividends will be reviewed quarterly and declared by the Board of Directors at its discretion.

The Company also announced that its Board of Directors today approved the repurchase of up to $1,000,000 in value of its common stock. Share repurchases will be made from time to time in open market or private transactions at prevailing market prices, and all shares purchased will be held in the Company’s treasury for possible future use. The authorization to repurchase shares will terminate in one year, unless it is terminated or extended by the Board of Directors.

About Beasley Broadcast Group

Founded in 1961, Beasley Broadcast Group, Inc., www.bbgi.com, is a radio broadcasting company that owns and operates 53 stations (34 FM and 19 AM) located in twelve large- and mid-size markets in the United States.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends,” “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in our reports filed with the SEC including in our Annual Report on Form 10-K for the year ended December 31, 2014. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: external economic forces that could have a material adverse impact on our advertising revenues and results of operations; our radio stations may not be able to compete effectively in their respective markets for advertising revenues; we may not remain competitive if we do not respond to changes in technology, standards and services that affect our industry; our substantial debt levels; and, the loss of key personnel. Our actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of May 28, 2015, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

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